Exhibit 5(C)



                    INVESTMENT ADVISORY AGREEMENT


            AGREEMENT made this 3rd day of July, 1989 by and between PCS Cash Fund, Inc., a Maryland corporation (the "Fund") and Morgan Stanley Asset Management Inc., a Delaware corporation (the "Adviser").

            1. Duties of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund's PCS Government Obligations Money Market Portfolio, (the "Portfolio"), for the period and on such terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of such Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's charge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

            2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Portfolio. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.



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            3.   Expenses.  If the expenses borne by the Portfolio
  in any fiscal year exceed the most restrictive applicable expense limitations imposed by the securities regulations of any state in which the Shares of the Portfolio are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Portfolio for any excess up to the amount of the fees payable by the Portfolio to it during such fiscal year pursuant to Paragraph 4 hereof; provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Portfolio for such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.

            4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser out of the assets of the Portfolio an advisory fee computed daily and payable monthly at the annual rate of .45% of the first $250 million of the Portfolio's average daily net assets, .40% of the next $250 million of the Portfolio's average daily net assets, and .35% of the Portfolio's average daily net assets in excess of $500 million.

            5. Other Services. At the request of the Fund, the Adviser, in its discretion may make available to the Fund office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.

            6. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to the affairs as each may reasonably request.

            7. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

            8. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the fund, for any error or judgment, mistake of

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  law or any other act or omission in the course of, or connected with rendering services hereunder including, without limitation, for the losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the fund.

            9. Permissible Interest. Subject to and in accordance with the Articles of Incorporation of the fund and the Articles of Incorporation of the Adviser, Directors, officers, agents and shareholders of the Fund are or may be interest in the Adviser (or any successor thereof) as Directors, officers, agents, shareholders or otherwise; Directors, officers, agents and shareholders of the Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Articles of Incorporation and the provisions of the 1940 Act.

            10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of July 3, 1991 or the date of the first annual or special meeting of the shareholders of the Portfolio and, if approved by a majority of the outstanding voting securities of the Portfolio, thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided however, that if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by the Portfolio at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Fund. This agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual management or control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed


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  postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

            As used in this Section 10, the terms "assignment", "interested persons", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section
  2(a)(42) of the 1940 Act.

            11. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Portfolio.

            12. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            13. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

            14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.


  MORGAN STANLEY ASSET               PCS CASH FUND, INC.
   MANAGEMENT INC.



  By: /s/ Peter A. Nadosy            By: /s/ Warren J. Olsen
      Peter A. Nadosy                    Warren J. Olsen








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